VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
                                                                 EXHIBIT 10.4(b)

UNDERTAKING DATED AUGUST 5, 2005 FROM THOMAS DALEY TO THE COMPANY



                                                                  August 5, 2005


Volt Information Sciences, Inc.
560 Lexington Avenue
New York, New York 10022
Attn:  Howard Weinreich, Esq.




Dear Mr. Weinreich:
         I understand that the Audit Committee of the Board of Directors (the "Audit Committee") of Volt Information Sciences, Inc. ("Volt") is conducting an inquiry into certain trading of Volt securities in July 2005. I am requesting that Volt Information Sciences, Inc. advance funds for me to retain an attorney at law to advise and assist me in cooperating with the Audit Committee's inquiry.
         I understand that such advances of fees and expenses are conditioned upon my continued full cooperation with the Audit Committee in responding to its inquiry, and that Volt may in its sole discretion, for any reason or no reason, decide to cease advancing such funds.
         I understand that Volt's advancement of funds for the retention of an attorney at law to advise and assist me in cooperating with the Audit Committee's inquiry is a measure taken to expedite the Audit Committee's inquiry, and is not any determination that I am ultimately entitled to be indemnified for legal expenses.
         I undertake to repay to Volt any legal expenses advanced by it to me or on my behalf if it is ultimately determined that I am not entitled to be indemnified for legal expenses pursuant to applicable laws.





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                                                                    Thomas Daley